Exhibit 99.2

Event Type: Q3 2022 Earnings Call (Raw version)

Date: 2022-11-09

Company: Ideanomics, Inc.

Ticker: IDEX-US

COMPANY PARTICIPANTS

Anthony E. Sklar - Ideanomics, Inc., Senior Vice President-Investor Relations

Alfred P. Poor - Ideanomics, Inc., Chief Executive Officer & Director

Unverified Participant

Robin J. Mackie - Ideanomics, Inc., President-Ideanomics Mobility

Stephen Johnston - Ideanomics, Inc., Chief Financial Officer

OTHER PARTICIPANTS

Andres Sheppard - Analyst

MANAGEMENT DISCUSSION SECTION

Operator

Greetings and welcome to the Ideanomics Third Quarter 2022 Earnings Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Tony Sklar, Vice President of Investor Relations. Please proceed, sir. Anthony E. Sklar

Thank you very much, operator. And welcome everybody to the Ideanomics third quarter earnings conference call. Joining me today I am pleased to have Mr. Alf Poor, Chief Executive Officer; Mr. Stephen Johnston, Chief Financial Officer; and Mr. Robin Mackie, President of Ideanomics Mobility. A webcast of today's call will be archived and available on the Events & Presentations section of the corporate website for a minimum of 30 days. As a reminder, this conference call is being recorded.

During the call, we will make forward-looking statements such as dialogue regarding our revenue expectations or forecast for the remaining quarters and the full fiscal year for 2022 and 2023. These statements are based on our current expectations and information available as of today and are subject to a variety of risks, uncertainties and assumptions. Actual results may differ materially and as a result of various risk factors that have been described in our periodic filings with the SEC. As a result, we caution you against placing undue reliance on the forward-looking statements. We assume no obligation to update any forward-looking statement as a result of new information or future events, except as required by law. In addition, other risks are more fully described in the Ideanomics public filings with the US Securities and Exchange Commission, and which can be found at www.sec.gov.

Today, November 9, 2022, the company has filed with the SEC its Form 10-Q for Q3 2022 and afterwards issued a press release announcing those financial results. So participants of this call who may not have already done so, who may wish to look at those documents, as we provide a summary of those results on this call.

The format for today's call will be as follows. Mr. Alf Poor, will begin our comments today and speak to the company's progress and strategic development; Mr. Stephen Johnson will speak to the company's operating and financial results for the third quarter of 2022; Mr. Robin Mackie, President of Ideanomics Mobility will speak to the company's operational activities in Mobility and the progress made since our last earnings call. And then finally, Mr. Alf Poor will make management's closing remarks, which will be followed by our Q&A.

I now hand the floor over to Mr. Alf Poor, Ideanomics, CEO.

Alfred P. Poor

Thank you, Tony, and thank you to everyone joining our Q3 earnings call today. On today's call, we will be introducing a new Chief Financial Officer, Stephen Johnston. Stephen brings more than 30 years of experience in the automotive industry to Ideanomics. The commercial EV sector is facing challenges as a result of difficult economic conditions and the slow pace of adoption due to a lack of incentive programs at federal and state government level. Inflation reduction to provide some of the programs fleet operators are looking for. But certainly there is more work to be done at the government level in order to support the transition to zero emission transportation.

Despite these challenges, we have made progress in each of our businesses, as Robin will speak to. We have made this progress despite implementing cost saving measures across the organization. Ideanomics continues to support our customers electrification goals, through our mobility and energy verticals.

US Hybrid is a prime example. We expect that business to be profitable in 2023 and Energica and Solectrac are making and selling more products Year-to-date, Energica has sold 78% more motorcycles compared to the same period last year. And Solectrac saw more tractors in Q3 than they did in all of 2021.

I also want to share a quick story about WAVE. Just one day after Hurricane Ian hit Florida, our WAVE wireless charging system in St. Petersburg was back up and running for the local transit authority. This is a testament to the quality of engineering, which has resulted in reliability and durability of wireless charging systems and extreme weather conditions.

I want to highlight that our Ideanomics revenues as growing through sales in key European and US markets. In previous quarters, a non-core fintech businesses and a China EV sales business made up the bulk of their revenues. The switch is now taking place. By transitioning away from non-core businesses a market we can place our focus on the areas where we anticipate the more meaningful market opportunity.

I'd also like to provide an update on VIA. The Ideanomics and VIA teams are working closely on progressing the acquisition. We believe VIA can be a force multiplier for Ideanomics and vice versa. Together, we offer a better product that meets customer's needs today and tomorrow.

Ideanomics energy and Ideanomics capital will accelerate B sales with A as a service subscription model and offer customers turnkey charging solutions to support the mass deployment of the vehicles.

The WAVE and VIA teams are collaborating on the integration of WAVE's induction charging systems onto the VIA platform that would represent an industry first as a fully integrated solution in commercial EV. This is what our customers in the last mile delivery and logistics markets require a simple, integrated and affordable way to electrify. Before I pass you over to Stephen, I would like to address our share price. Every one of Ideanomics is committed to supporting the value of our company and our stock. To do this, we are focusing on the fundamentals of cost savings and execution in conjunction with pursuing strategic financing from alternatives to dilutive equity based plans. These funding initiatives are currently ongoing. To sustain our vision, we are focused on building momentum around our successes. Put simply, this means winning more customer contracts and generating higher margin revenues, which will help demonstrate the path to profitability, our investors expect.

I will now hand you over to Stephen Johnston who will take you through our financial results for the quarter. Unverified Participant

Thank you, Alf. And thank you to everyone joining this call. Since I joined Alf Robin and the team at Ideanomics, I've emphasized a focus on disciplined capital investment that will underpin our financing activities. The entire EV industry continues to face headwinds. We see this reflected in market sentiment and share prices across the EV market. Every company in our sector has been affected in a significant way, without exception. My goal is to ensure that Ideanomics can navigate these headwinds. I'm focused on ensuring consistent on-time delivery of our financial filings, driving gross margin expansion and managing our cost structure, all of which will enable us to navigate the current economic environment. I'll talk more about this, but first, I'd like to present you with Ideanomics Q3 results. Revenue for the quarter was $24.3 million, 9% lower than the same time last year.

This was primarily due to a decrease in revenue from Timios, our title and escrow agency business and a decrease in revenue from our China-based EV resale business, which offset growth in our expanding businesses EV businesses in US and Europe. This at Timios and in EV resale has primarily caused by temporary cyclical macroeconomic factors.

What I'd like to highlight is our work towards generation of higher margin revenue from EV related Ideanomics manufactured products and services in our core markets in the US and Europe. In Q3, we generated $16.2 million in revenue from EV charging and battery products and services, an increase of more than 50% year-over-year, $8.8 million of that EV charging and battery revenue came from the US and Europe, 4 times higher than the same time last year.

EV revenues from manufactured products are where our focus remains going forward. Gross profit was a loss of $0.7 million, representing a gross margin of negative 2.7%. This is done compared to the last quarter, and the decrease was primarily due to higher levels of fixed cost in our organization, which we have since begun to address and offset through cost reduction measures. As of quarter end, Ideanomics has cash of $25.2 million. Over the past nine months, we used more cash for operations compared to the same time last year, as the macroeconomic conditions have temporarily slowed growth for our acquired businesses, who have customers with incentive dependency.

Cash used in investing activities over the last nine months was $90.8 million, which was primarily due to expenditures incurred for the acquisition of Energica. In response to market headwinds, Ideanomics is implementing a more focused capital investment process. This includes an emphasis on smart spending, prioritizing investments that will deliver risk balanced returns. We are also continuing our journey to create a leaner, more focused company 100% committed to becoming a world-class provider of commercial EVs, charging products and related services. Robin will speak more about this in just a moment. Looking ahead Ideanomics will continue to capital. We are exploring attractive capitalization opportunities from diverse sources. We anticipate bringing in additional capital to the business before the end of this year with an emphasis on non-dilutive financing as Alf mentioned earlier. This includes the potential to secure direct funding to support our growth businesses such as Solectrac and Energica. The right capital partners with industry experience will enable these businesses to scale faster as well as minimize the Ideanomics must carry by itself. As an example, we have agreements with two separate companies to finance dealer expansions for Energica and Solectrac. This is a validation of our brands and products.

Back to you, Tony, for more remarks.

Unverified Participant

Thank you very much, Stephen, and it is really great to have you on our team and our shareholders. I appreciate onetime filings. I'd like to now take the time to introduce Robin Mackie, our President of of Ideanomics Mobility, who will discuss mobility and energy verticals in more detail. Thank you, Robin.

Robin J. Mackie

Thank you, Tony. As a reminder for everybody on the call, my focus continues to be on execution and performance improvement across the business. Building on Alf and Stephen's comments, we've initiated a number of cost saving measures across the organization, with business reviews completed at both corporate and operational levels. These initiatives have enabled us to cut our operating costs while retaining key talent and maintaining a focus on value added projects with the highest returns. Additionally, we are still experiencing some supply chain constraints and are actively working with our partners to stabilize the supply and improve the predictability of our production throughput.

As Stephen mentioned earlier I didn't know mix generated $16.2 million in revenue last quarter from the sale of EVs and charging infrastructure. I would like to briefly touch on some examples of how our focus on execution has enabled this.

Firstly, our target is investments in improving production and distribution capabilities, of which the clearest examples will be with Energica and Solectrac. Energica has doubled its production. Launched and nurtured inside a business unit, introduced new models with a wider market appeal, and secured its First Fleet orders. Underpinning the success is a simple fact. Energica makes the world's best electric motorcycle. For example, we delivered the first 88 Energica EsseEsse9 bikes to the Indonesian police force with our partner, Utomo Corporation. We will follow up with orders anticipated this quarter in excess of 200 units.

This is an exciting new market segment for us with recently expanded manufacturing capabilities and a growing global distribution network, Energica is ready to supply police bikes and other municipal fleets across the globe. Last quarter at Solectrac we saw the assembly and sale of the first 44 e25 tractors from the Nolan manufacturing joint venture in Northern Carolina. On top of this, we recently completed a new high level assembly line at the company's Windsor facility in North California. Solectrac now produced up to 120 tractors per month on a single shift and with multiple shifts achieve a stretched goal of up to 360 tractors per month. Solectrac continues to expand its dealer network. With each dealer we typically see initial orders of up to six tractors for stock generating immediate revenue. This dealer expansion will enable us to engage with larger opportunities in the fleet and municipal markets, as reflected on a recent deal to supply multiple factors to a California university. US Hybrid under leadership is continuing to expand its strategic partnership with global environmental products. This resulted in order to provide EV driveline systems direct to JEP's production facility for an additional 62 zero emission sweepers. The first kits for this order have already been built and shipped. Additionally, US Hybrid completed in partnership with a major automotive group, a retrofit of a top stacker unit, the type of vehicle used to lift and move containers at ports and warehouses, converting it from diesel to hydrogen fuel cell hybrid power. US Hybrid expects to receive additional orders to retrofit port vehicles and equipment for this emerging market segment. Next, I will talk about our energy emerging market segment.

Next, I will talk about our energy vertical and WAVE. In quarter three, Ideanomics Energy continued to grow its pipeline of opportunities, including additional opportunities unlocked by the direct funding provided under the Inflation Reduction Act. These include opportunities in the sports and hospitality markets. Additionally, we recently released an update to Ware Smart, a free tool designed to help warehouse operators in Southern California become compliant with emissions reduction regulations. In just a few days, we saw an increased sign up rate and begun conversations with several high quality leads. As a reminder, not every opportunity will translate into a contract. But these are strong, positive, leading indicators showing that we are offering our customers exactly what they're looking for.

At WAVE, we've begun producing wireless chargers for Phase 2 of our collaboration with Antelope Valley Transit Authority, located in Northern Los Angeles. And we are on track to deliver WAVE wireless charging pads and vehicle receivers to Josephine Transit Authority in Oregon in the first half of 2023. We're progressing the previously mentioned project with a large logistics and delivery customer, which is expected to be completed in the first half of 2023. PEA, our containerized DC Fast charging investment travel group is in the final stages of testing, with the first systems expected to be delivered in the US in quarter one of 2023.

Tony, back to you.

Anthony E. Sklar

Thank you, Robin. And now finally, we have Al Poor to give management's closing remarks. Al? Alfred P. Poor

Thank you, Tony. Before we open the floor to questions, I'd like to reiterate Ideanomics core value proposition. It's very simple. We make electrification fast, simple, more affordable for the commercially the fleet operator.

We do this by combining EVs charging and financing on the one with. On top of that, we partner with customers on frontend planning to ensure optimal TV and charging infrastructure deployment. Customers want this. They're looking for a trusted partner who can help them transition from combustion engine vehicles to zero emission. The warehouse tool Robin mentioned is a great example of our customer value proposition in action. We created a tool specifically designed to make life easier for warehouse operators in Southern California, the first in the country to be hit with fines for allowing gasoline and diesel vehicles into their facilities. By making it simple and straightforward to understand and mitigate the fines we've opened up some very promising tools for the Ideanomics group.

I believe that our service financing model sets us apart. Subscription models make it possible for customers to transition to zero emission vehicles faster by eliminating the barrier of high upfront costs. This idea is not new, but Ideanomics is one of the first companies to offer it for EVs and charging. I believe this is the future of fleet electrification and we are ready with these types of financing programs.

To close, as I mentioned in my last call, I want to remind you all that Ideanomics will continue to raise money. Looking ahead, we'll use this capital to thoughtfully scale our businesses, including BA Motors where we are well positioned to win an increasing market share in the high value last mile and local delivery space.

This is one example of where we can focus our efforts as a first mover to generate meaningful revenues and in turn, shareholder value. Thank you again to everyone for joining our call. I'll hand it back to Tony.

Unverified Participant

Thank you very much, Alf. And we're now going to start the company's Q&A. I am going to ask the operator to give instructions for folks.

QUESTION AND ANSWER SECTION

Operator

Thank you. We will now conduct the question-and-answer session.

Answer – Unidentified speaker: Hi. Okay. So, sorry, operator. I think that we'll take one of the questions. We're going to want people to get their hands up for sure within the telephone queue, but we did have some questions that came in on the SAFE platform and the top two questions that were voted on. I'm going to ask those ones first and then we'll move into the – then we'll move into the the telephone queue. Alf, this is going to be for you. The top say questions, the platform that was voted on for shareholders. They want to know a little bit more about the VA, when that's going to finalize and if you could speak to a reverse split, which seems to be a top loaded one there.

Answer – Unidentified speaker: Okay. Yeah. So the VA team is working with the Ideanomics team on a daily basis to get that deal finalized. We're looking at some creative ways to – to – to get the deal over the line right now. And we'll give you some updates in the very near future, but both parties remain motivated to get the deal finalized as quickly as possible. We continue our joint marketing efforts together, and Ideanomics has continued to extend funding throughout Q3 and Q4 to be here as well. So watch this space is the best I can give you at this time on the VA deal, but we are looking to finalize in the very near future. In terms of a reverse stock split, we don't believe that is a viable option right in the mix at this time. It certainly is like the previously mentioned, never been even presented to our board as an option at this point.

We are in contact with the Nasdaq. We will ask them and expect to be granted 190 day extension. And the reason we're not considering all of our stocks for this time is a it's typically a negative indicator to the market. So you'll see the stock kind of settle down below its split value after the transaction. And EV, the commercial EV sector has been beaten up pretty badly. We actually started with that downturn in the market in February of 2021 and Ideanomics and about a dozen or so other peers. And we've all been trading in a highly correlated pattern since.

And I think the recent market pressure of the stock market coming down in general has kind of piled on to the commercial EV sector. So we've taken kind of a double hit. And as part of that, we expect to be one of the first sectors to emerge when the economy does recover. So for those reasons, we're not you know, we're not looking to hit the panic button and all of a split. I don't think it works for investors. I don't think it works for Ideanomics. We have a very liquid stock with us and dilute liquidity significantly. So I think, you know, one of the most attractive propositions by dynamics is its liquidity.

And, you know, we'd be loath to let that go. So robust split here, a lot of noise on its own in the team reported on social media or other platforms as they gather information and bring it to the management team, but not currently something on our on our agenda to take a look at. And we do believe that we'll make the you know, we'll be back in compliance with our minimum $1 listing better and about as soon as the market correction takes place.

Answer – Unidentified speaker: Great. Thank you so much. So now we're going to go to the phone lines. So operator, I believe that Andres Sheppard from Cantor Fitzgerald is up next.

Answer – Unidentified speaker: Yes. Andres Sheppard, please proceed.

Analyst:Andres Sheppard

Question – Andres Sheppard: Good afternoon, everyone. Thanks for taking our question and welcome, Stephen. Looking forward to speaking and working with you going forward. Maybe a question for Alf and/or Robin. Can you just remind us what are the most important milestones and catalysts that we should be aware of as we head into 2023? Thank you.

Answer – Stephen Johnston: Robin, you want to -- you want to take that to start with or you want me to?

Answer – Robin J. Mackie: Yeah. No, I'm very happy. Hi Andres. For me, the focus primarily is on the growth organizations at the moment. And we're seeing on quarter on quarter improvement on the throughput of those businesses. Specifically, I'm talking about Energica and Solectrac for gaining more and more market traction every quarter. So that is one area that I think is a strong indicator for the future. Also, the transition that has been made at US Hybrid as we move forward to cash flow break even and into profitability through the last quarter of this year, we've seen a transition in there -- in their approach to market from pure engineering and non-recurring engineering type projects into the provision of kits and volume to support other OEMs who are moving into the market. And then WAVE, I think we'll see some traction through quarter one and quarter two. They have transitioned from being heavily predicated on government funding in terms of proof of concept to working closely under the IRA with a number of key customers looking to adopt the technology. So transition from government funded to more commercial projects, albeit still proof of concept during 2023.

Question – Andres Sheppard: Thanks, Robin. That's very helpful. Maybe it's a follow up as it pertains to WAVE specifically, can you just give us an update on how you intend to apply for the projects that qualify under the federal funding? Any color there that you can give us? I know the projects are still being developed, but my understanding is that you do intend to apply for some of those to qualify for the federal funding. So anything you can share there perhaps? Thanks.

Answer – Unidentified speaker: Yeah. I think the difference in the pivot from what traditionally the approach has been by an organization like WAVE for federal dollars is now that we're supporting our customers to apply for those federal dollars in very much more commercial applications. Previously, we've used the Department of Energy and others to help us develop their technology. Now we're using and working with the customers to apply the technology. And I think that's a subtle difference, Andres, in the approach and where we sit at this time.

Unidentified speaker

Question – Unidentified speaker: Got it. Thank you. Maybe a question for Steven if I may. You mentioned on the call that you are exploring capital raising opportunities. I'm wondering if you can perhaps expand a bit further on this. What kind of opportunities are you considering in terms of maybe equity versus fixed income? And what sort of timing are you thinking about? Thank you.

Answer – Unidentified speaker: Yeah. Thanks. I'll field this one. And Steven, feel free to chime in as well. There's tremendous interesting Ideanomics at this time because we've actually got products on the road and in the ground, so to speak. So there's really few different types of conversations taking place. There's the equity ones. We want to be like touching the equity market as much as we can. We want to respect their share price, but we may use equity sparingly over the course of the next six months.

then there's two really interesting ones that are developing that there's the debt market, which is an obvious place for high investor returns. Now, the stock market in a state of flux. And so, we have ongoing conversations with debt providers. That's a longer path than an equity transaction, equity transaction. They look at our Ideanomics share price, they look at the volatility, they look at the volume. And a deal is struck in a matter of days to maybe a couple of weeks maximum when you're dealing with a debt fund. We're talking about three to six months of due diligence, multiple management presentations, inspection of IP registries, the whole caboodle. But there's also another a really interesting dynamic. A number of the private equity funds have stepped forward those with some of them got large ESG impact focused funds where they wouldn't normally approach a public company, they're seeing opportunity because of lack of capital. So it's a really interesting conversations. Chairman's been helping facilitate some of those. Those are really interesting as well. And they could probably be, which would be, you know, some relief to invest as they probably could be the cheapest capital we could access because their structures will be, less like a debt or a mezzanine financing and a more – more like a mix between that and that and an equity. So now, we've got a good opportunity here. There's a lot of interesting Ideanomics at this time. These deals do take time to land, but we're in some significant conversations and we expect to include them before the end of the year.

Unidentified speaker

Question – Unidentified speaker: Wonderful. Thank you, Alf. Maybe one last one for me if I could. On strategy going forward, Alf, do you expect to continue to acquire businesses that fit with the overall strategy or are you kind of content with the current businesses that you have on the mobility side specifically? Thank you.

Answer – Unidentified speaker: Yeah. Ideanomics is a dynamic business. As you know and just so we never shy to step into acquisitions. The first phase of the acquisition program that we did was really to capture what we felt was some of the most meaningful technology in the space, as you know. And just whether it's WAVE, whether it's Energica, whether it's, you know, VIA Motors, they're all differentiated. And they're all strong from a technology perspective, unlike a lot of the products in the market, which is just a body designed with somebody else's tech underneath. So that was the first phase of what we're doing. If we're going to do acquisitions in the future, they won't be so tech heavy. They'll be more focused on revenue generation and force multipliers for generating revenue within the group. So if we're going to access the acquisitions market again and take advantage of that, it would be for revenue generating companies that can help multiply the revenues across the group.

Unidentified speaker

Question – Unidentified speaker: Wonderful. Thank you very much. Congrats again on the quarter and I'll pass it on. Thanks again.

Answer – Unidentified speaker: Thank you. Thanks so much.

Operator

Our next question comes from with E-Trade. Please proceed.

Unidentified speaker

Question – Unidentified speaker: Hi. I am an investor in your company. And my concern is you're saying all these wonderful things and it's just I think you've, like, mastered all this wording. It's just everything seems like an incomplete thought [Technical Difficulty] (00:30:59).

Operator

Our next question comes from Garrett Van Wagner, a private investor.

Unidentified speaker

Question – Unidentified speaker: Yeah. The question is about the skateboard architecture. Are they delivering products using that skateboard architecture? And just one-off kind of people want to see or want to buy one to test that. And when do you expect volume to be available in the Detroit facility?

Answer – Unidentified speaker: Alf, I can take that if you wish?

Answer – Unidentified speaker: Yeah, please do, Robin. I'll try to answer the previous question as well afterwards.

Answer – Unidentified speaker: Okay. No problem. So the actual skateboard technology at the moment is completed all of its testing and validation for the US market and homologation and it's ready to go to scale. We have a number of companies that are interested in utilizing the technology specifically for their own applications. We recently announced a very large deal with a emergent bus manufacturer, a small shuttle bus manufacturer who chose the platform other over other competitors. And as you well know, we've been doing significant testing with some large grocery firms and some logistics companies as well. To answer your second question, we expect to be in the market by quarter one, end of quarter one 2024 and are currently looking at both facilities and contract manufacturing partners to enable that. I hope that answers.

Unidentified speaker

Question – Unidentified speaker: Yeah. I was just asking have you delivered any vehicles at all? Just a couple...

Answer – Unidentified speaker: No. The next.

Unidentified speaker

Question – Unidentified speaker: ...people that want to know the...

Answer – Unidentified speaker: We have delivered what I would call validation prototypes, which is a normal process within the automotive industry. Our next phase is building what we call alpha. And those alpha vehicles will actually be put into the hands of end users have expressed an interest and we expect that to be completed by the end of quarter one, 2023.

Unidentified speaker

Question – Unidentified speaker: Great. Thank you so much.

Answer – Unidentified speaker: I'll now be happy to pick up on the other ladies – lady either call dropped off or cut off or something. She said she was from E-Trade, but it sounds like she was a retail investor. We get a lot of these types of retail investor interactions. I think one of the things that's really important to understand here and I said this in some recent investor presentations like I did some conference is the commercial TV sector is only just starting to mature. Companies like Ideanomics have revenues. Most of our peers within the industry, mostly the industry, do not. Okay. So Ideanomics is at the forefront of this. We have a technology forward approach, which is paying dividends at this time to us. But the industry is immature. Okay. Which is why you see our subsidiaries like Energica and Solectrac racing ahead. They're racing ahead. Why? Because they're sold through dealer distributors. So it's more like the consumer purchase right.

The large fleet operators have been holding out waiting, and I've said this many times, holding out, waiting for the government rebates and incentives that will help them pay for this legislative increase, legislative transition into EV and zero emission transportation. Okay.

So no fleet in the country is going to do anything other than testing and early vehicle deployment without the government stepping in and paying for what is a legislative change. That's what we've been seeing in the commercial TV industry. And you can see that when you look at any of our peers, because most of them took zero revenues, zero revenue, zero revenue. So Ideanomics is a little bit different. We've got the charging systems, we've got some of the products were purchased in a consumer manner. And then we've obviously got VR, which doesn't start production, as Robin said, until 2024. Reason doesn't start production till 2024 is we did not want the upfront expense without the market being ready to buy. Many of the companies that the SPACs in our sector are struggling right now with $5,100 million a month terms because they're maintaining manufacturing facilities when they don't have any customer orders. So that's the answer to Our Lady's question is we've built a world class company. The market has been slow to mature. But because we've stepped into this with a diverse approach, we are actually making revenues. And we're not just purely losing money like many of the many of the other folks in this space.

I think that's probably the best way I can answer it at this time.

Thank you so much, everybody. And that is all the time we have for today. So this concludes the Ideanomics Q3 2022 Investors Earnings Call. We encourage our community to continue to reach out to us and we can answer any of the questions that you may have individually. You can send your questions to us at ir@ideanomics.com and as you can imagine that mailbox does get a lot of email. We have a tremendous amount of investors. Please don't hesitate to continue to get it for the top. We have the system. We will answer your questions.

We'd like to thank our listeners and shareholders, analysts and others who have taken the time to listen to our earnings call today. We urge you to refer to our latest SEC filings for any information that you need. This call will be available on our website to the investor – in the Investors section and you can find the link there. To be alerted to news, events and other information in a timely manner, we recommend that you following us on our social media channels, sign up for our newsletter and explore our website at www.ideanomics.com. Thank you everyone for participating in the call today.

Operator

Thank you. You may disconnect your lines at this time and have a great day.